Exhibit 10.6

MARIPOSA HEALTH LIMITED

ABN 134 154 680

TERMS AND CONDITIONS OF CONVERTIBLE NOTE

TERMS AND CONDITIONS OF CONVERTIBLE NOTE

1.	THE CONVERTIBLE NOTE ISSUE

1.1	Terms

The Convertible Note will:

(a)	have a face value representing a principal amount of AUD$1.00 (one Australian dollar);

(b)	subscription amount – AUD $100,000, in two (2) tranches;

i.	Subscription one (1) - immediately on execution of Convertible Note – AUD $55,000, and

ii.	Subscription two (2) - seven (7) days following execution of Convertible Note – AUD $45,000.

(c)	be issued to an investor who falls within one of the exemptions contained in section 708 of the Corporations Act from the general requirement set out in section 706 of the Corporations Act that the issue of securities to investors occur by way of a disclosure document;

(d)	bear interest as set out in clause 2;

(e)	be redeemed in accordance with clause 3; and

(f)	be convertible into Shares, as provided in clause 4.

1.2	Voting

The Convertible Note does not give the Noteholder the right to vote at a meeting of the members of the Company.

1.3	Nature of Convertible Note

The Convertible Note is unsecured.

The Company is working to raise funds to meet the costs of listing on a USA exchange (NASADQ or equivalent) by way of a first payment in respect of the licencing of HI-164 for manufacture and sale in China and a loan (‘Raised Funds’) . As the monies being advanced pursuant to this agreement are to be used to meet part of the costs of listing on the US exchange, the first AUD $100,000 of Raised Funds will be held in escrow in the Trust Account of B L Smith, Solicitor, for the benefit of Lyndcote Super Pty Ltd, and used to retire the principal due under this Agreement unless that principal is converted into shares, in which event those monies will be released from escrow, whichever event occurs first.

1.4	Withholding Tax

(g)	All payments or credits to, or to the account of the Noteholder (including payment of, and credits in respect of interest) will be made net of any tax in respect thereof required by law to be withheld, deducted or paid by the Company except to the extent that the Company is satisfied that the Noteholder is exempt from any such tax or is a person in respect of whom any such withholding, deduction or payment is not required to be made. Any Noteholder claiming any such exemption or to be such a person will provide the Company with such evidence as the Company may from time to time require to satisfy itself as to the validity of such claim.

(h)	The Company may make any deduction or withholding from any amount payable to the Noteholder in respect of the Convertible Note for or on account of withholding or other tax required by law to be deducted or withheld, and, where any such deduction or withholding has been made and the amount thereof accounted for by the Company to the Commissioner of Taxation or other appropriate taxing authority and the balance of the amount payable has been paid to the Noteholder concerned, the full amount payable to such Noteholder will be deemed to have been duly paid and satisfied by the Company.

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1.5	Entry in Register

The Company must ensure that the Noteholder's details are entered in the Register.

1.6	Noteholder Warranties

The Noteholder warrants that it is a person who falls within one of the exemptions contained in section 708 of the Corporations Act from the general requirement set out in section 706 of the Corporations Act that the issue of securities to investors occur by way of a disclosure document.

2.	INTEREST

2.1	Interest Rate

(i)	Interest will be payable on the Convertible Note at the rate of 15% per annum. Calculated on Simple Interest basis.

(j)	Interest will accrue from the Nominated Date through to 30 June 2018 (Maturity Date), unless the Convertible Note is converted, in which case interest will accrue daily on and from the Nominated Date through to the Conversion Date and will be paid quarterly in arrears.

(k)	Interest will be paid quarterly in arrears on 31 March, 30 June and 30 September and 31 December in each year until the Maturity Date. In the event that a Noteholder elects to convert any or all of its Convertible Notes to Shares, any accrued interest on those Convertible Notes converted into Shares will be paid within 5 Business Days of the Conversion Date.

3.	REDEMPTION

3.1	Redemption

The Convertible Note will be redeemed by the Company in the following circumstances:

(i)	if the Noteholder has not elected to convert the Convertible Note by the [Maturity Date]; or

(ii)	if an Event of Default occurs, the Noteholder may, in its sole discretion, call on the Company to redeem the Convertible Note, provided it gives to the Company a written notice of redemption.

The redemption contemplated in clauses 3.1(i) and 3.1(ii) shall be known as the "Redemption Event".

3.2	Repayment

If a Redemption Event occurs the Company must pay to the Noteholder the amount referred to in clause 3.3 the first Business Day following the Maturity Date or, where the Noteholder has elected to call on the Company to redeem the Convertible Note in accordance with clause 3.1(ii), within 10 business days of the Event of Default, as the case may be.

3.3	Timing of Redemption

Where a Redemption Event occurs in accordance with clause 3.1, the Company will deliver to the Noteholder a cheque, draft, deposit or electronic funds transfer in favour of the Noteholder or such other person as the Noteholder will have directed the Company in writing, for the Redemption Amount which includes the amount of any interest payment calculated in accordance with clause 2.

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3.4	Exclusion

The Noteholder will not be entitled to require redemption of the Convertible Note held by it otherwise than pursuant to this clause 3.

4.	CONVERSION

4.1	Conversion

(a)	The Noteholder may elect to convert the Convertible Note at any time from the Nominated Date

(i)	to the Maturity Date, subject to compliance with paragraph 4.1 (d) on the following basis;

A.	at any time prior to any takeover or merger - the deemed issue price equal will be equal to AUD 15 cents per share in Mariposa Health Limited, save that, subject to any adjustment required pursuant to Clause 4.6,

B.	at any time post any takeover or merger – on the same terms and conditions as set out in this Agreement but pursuant to a new Convertible Note to be issued by ANDES 2 Inc, a copy of which is set out in Appendix A.

(b)	The Noteholder may only elect to convert the Convertible Note in parcels of 10,000 Convertible Notes or multiples of 10,000 Convertible Notes or, if the Noteholder holds less than 10,000 Convertible Notes the number of convertible Notes held by the Noteholder.

(c)	If the Noteholder elects to convert the Convertible Note the Noteholder shall provide the Company with a Conversion Notice as set out in Annexure A to notify the Company that the Noteholder elects to convert the Convertible Note held by that Noteholder.

(d)	The Noteholder shall provide the Company with a Conversion Notice to notify the Company that the Noteholder elects to convert the Convertible Note held by that Noteholder. The Conversion Notice may only be provided to the Company within the first five Business Days of each calendar month.

(e)	If the Noteholder has elected to convert the Convertible Note in accordance with clause (a), the Company will proceed to issue and allot to the Noteholder, or its nominee which must be a fully owned subsidiary of the Noteholder, that number of Shares as calculated in accordance with clause 4.2 within 10 Business Days of the Conversion Calculation Date.

(f)	The issue and allotment of ordinary Shares as fully paid on conversion pursuant to this clause will be and be deemed for all purposes to be in full satisfaction and discharge of the Principal Amount owing to the Noteholder pursuant to the Convertible Note.

(g)	The Shares issued and allotted upon the conversion pursuant to this clause will rank equally in all respects with all issued ordinary shares in the capital of the Company at the Conversion Date.

(h)	Where the Convertible Note is converted the Company will make application for official quotation where appropriate of all Shares issued and allotted upon the conversion pursuant to this clause or as soon as reasonably practicable after Shares are so issued and allotted.

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(i)	Within 10 Business Days of the issue and allotment of Shares to the Noteholder upon the conversion pursuant to this clause, the Company will deliver to the Noteholder a shareholding statement in respect of the fully paid Shares so issued and allotted.

4.2	Conversion Rate

The Principal Amount of the Convertible Note converts into Shares calculated by dividing the Principal Amount by the Conversion Price. Where the number of Shares equates to a fraction of a share the number of Shares will be rounded up to the next whole number. For the avoidance of doubt, interest on the Principal Amount will be paid in accordance with clause 2.

4.3	Conversion Date

The conversion date of the Convertible Note means the date the Company issues Shares to the Noteholder who has elected to convert the Convertible Note.

4.4	No Other Rights of Conversion

The Convertible Note will only be converted to Shares as set out in this clause 4.

4.5	Shares Allotted on Conversion

The Shares to be allotted on conversion under these Conditions will be shares with respect to which no provision is made (whether by the Constitution or other instrument constituting or defining the constitution of the Company or otherwise) for changing or converting them into shares of another class, except for the purpose of enabling, in accordance with any law relating to companies, the consolidation and division of all or any of the share capital of the Company or of another company or the subdivision of all or any of the shares in the capital of the Company or of another company.

4.6	Reconstruction

(a)	If there is a reconstruction (including consolidation, subdivision, reduction or return) of the issued capital of the Company, the basis for conversion of the Convertible Note set out in clause 4.2 will be reconstructed in the same proportion as the issued capital of the Company is reconstructed, and will be in a manner which will not result in any additional benefits being conferred on the Noteholder which are not conferred on the shareholders of the Company, (subject to the same provisions with respect to rounding of entitlements as sanctioned by the meeting of shareholders approving the reconstruction of capital), nor any benefits being taken away from the Noteholder, but in all other respects the terms for conversion of the Convertible Note will remain unchanged.

(b)	The adjustments in this clause 4.6 will be determined by the Company.

4.7	Entitlement Issue

If the Company undertakes a pro rata entitlement issue at any time during the period subsequent to the issue of the Convertible Note and prior to the Maturity Date and the Convertible Note has not been converted or redeemed, as the case may be, the Noteholder shall be entitled to participate in the issue by conversion of the Convertible Note prior to such record date set by the Company. The Company shall give the Noteholder at least 10 Business Days' notice of such record date to afford the Noteholder the opportunity to convert the Convertible Note for the purposes of participating in the issue.

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5.	BONUS SHARE ALLOTMENT

If a bonus share allotment is made by the Company to its ordinary shareholders, at any time during the period subsequent to the issue of the Convertible Note to the Noteholder and prior to the Conversion Date, the Company will issue and allot to that Noteholder:

(a)	shares in the capital of the Company of the same class as the shares the subject of the bonus share allotment; and

(b)	the number of shares so issued will be equal to the number of shares in the capital of the Company to which that Noteholder would have been entitled, if the face value of the Convertible Note held by that Noteholder in respect of which a conversion of the Note occurred pursuant to clause 4.1 immediately prior to the making of the bonus share allotment, on terms and conditions that are the same as or correspond with or are no more favourable nor no less favourable to the Noteholder than the terms and conditions on which such shares are allotted to any ordinary shareholder of the Company.

6.	FOREIGN HOLDERS

Where the Convertible Note is held by or on behalf of a person resident outside Australia, then, but despite any other terms or conditions applicable to such Convertible Note, it will be a condition precedent to the right of the Noteholder to receive payment of any amount payable under these Conditions or to obtain shares on conversion that the requirements of all applicable laws of the Commonwealth of Australia or any of its States or Territories and of the country of residence of the Noteholder in respect of such payment or conversion are satisfied so that such payment or conversion will not result in a breach of any such applicable law by the Company.

7.	CONVERSION TO VOTING SHARES PRECLUDED

7.1	Breaches of Law

Notwithstanding any other term of these Conditions, the Noteholder is not entitled to convert (and the Company is entitled to refuse to convert) the Convertible Note if the conversion would result in:

(a)	a person acquiring Voting Shares in the Company in breach of section 606 of the Corporations Act (or any equivalent provision); or

(b)	a person acquiring Shares where a notification being required to be sent to, or consent is required under, any legislation by which the Company and its Related Bodies Corporate are bound.

7.2	Statutory Declaration

The Company may in its discretion require the Noteholder to provide a statutory declaration confirming that the circumstances referred to in clause 7.1 do not exist in respect of conversion by the Noteholder.

8.	REGISTRATION OF TRANSFERS

8.1	Transfer

Subject to these Conditions and the Noteholder’s compliance with Part 6D.2 of the Corporations Act, the Noteholder may transfer the Convertible Note that it holds by an instrument in writing in any usual form or in any other form that the directors of the Company approve.

8.2	Transfer Form

In relation to the transfer of the Convertible Note the transfer form must be:

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a)	lodged at the Specified Office together with payment of any stamp duty, taxes or other governmental charges payable thereon; and

(b)	accompanied by such evidence as the Company may require to prove the title and identity of the transferor and the transferee, the right of entitlement of the transferee to receive a transfer of the Convertible Note, the due execution of the transfer form and the due compliance and observance with all applicable laws and regulations of the Commonwealth of Australia and each State and Territory thereof.

8.3	Recording Transfers

The Company will promptly upon being satisfied with the transfer form, the information lodged therewith, the identity of the transferor and the transferee and the due compliance with such reasonable regulations as the Company may determine from time to time, accept the application contained in the transfer form by making an inscription in the Register recording the transfer of the Convertible Note.

8.4	Registration

On the inscription being made in the Register, the Company will recognise the transferee as the registered owner of the Convertible Note and as being entitled to the repayment of the Principal Amount and the payment of all interest in respect thereof and to all other rights vested in Noteholders under these Conditions. The transferor will for all purposes be and be deemed to be the registered owner of the Convertible Note until an inscription is made in the Register recording the transfer, the name and address of the transferee and the other matters required to be entered into the Register by the Company from time to time.

8.5	Administration

(a)	The Company will register the transfer of the Convertible Note notwithstanding that the transfer form to which the transfer relates has not been marked by the Company.

(b)	The Company will procure that all transfer forms which are registered will be retained by the Company for a period of 7 years after receipt but any transfer form which the Company declines to register will (except in the case of fraud or suspected fraud) be returned on demand to the person depositing the same.

(c)	The Company will not register the transfer of the Convertible Note on or after its Maturity Date.

8.6	Directions

(a)	Subject to these Conditions, and any notations on the Register, the Company will comply with any payment or distribution direction made by a transferee:

(i)	in an application for transfer of the Convertible Note on and from the time of registration of that transfer; and

(ii)	at any subsequent time in such form as the Company will from time to time determine.

(b)	A direction from any one or more joint holders of the Convertible Note will bind all the joint holders. If more than one direction is received from joint holders of the Convertible Note the direction of the senior is to be accepted to the exclusion of the other directions and for this purpose seniority is determined by the order in which the names appear in the Register in respect of the joint holding.

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8.7	Transmission

Subject to clause 7.1, a person becoming entitled to the Convertible Note as a consequence of the death or bankruptcy of the Noteholder or of a vesting order or a person administering the estate of the Noteholder may, upon producing such evidence as to that entitlement or status as the Company considers sufficient, transfer the Convertible Note or, if so entitled, become registered as the holder of the Convertible Note.

8.8	No Registration Fee

Transfers will be inscribed in the Register without charge provided taxes or other governmental charges (if any) imposed in relation to the transfer have been paid.

8.9	Non-Registration of Third Party Interests

The Convertible Note will be registered by name only and without reference to any trusteeships. Any entry in the Register of the name and address of the Noteholder and the amount owed to the Noteholder is conclusive evidence of title subject to rectification for fraud or error.

8.10	Person registered

The person registered as the Noteholder of the Convertible Note will be treated by the Company as the absolute owner of the Convertible Note. The Company will not, except as ordered by a Court or as required by statute, be obliged to take notice of any claim to the Convertible Note. Entry in the Register of the name and address of the Noteholder and the one Convertible Note held by the Noteholder is conclusive evidence of title subject to rectification for fraud or error.

9.	DEFINED TERMS

The following words and phrases have these meanings in the Conditions unless the contrary intention appears:

"Business Day" means a day on which banks are open for general banking business in Perth, other than a Saturday or a Sunday or public holiday and which is also a Business Day for the purposes of the Listing Rules;

"Company" means Mariposa Health Limited ABN 134 154 680;

"Conditions" means the terms and conditions applicable to the Convertible Note;

"Constitution" means the Constitution of the Company;

"Conversion Calculation Date" means the date being the last Business Day of the month immediately preceding the month in which a Conversion Notice is received;

"Conversion Date" has the meaning set out in clause 4.3;

"Conversion Price" means

The Noteholder may elect to convert the Convertible Note at any time within 3 years from the Nominated Date to the Maturity Date, subject to compliance with paragraph 4.1 (e) on the following basis;

(i)	at any time prior to any takeover or merger - the deemed issue price equal will be equal to AUD 15 cents per share in Mariposa Health Limited, save that, subject to any adjustment required pursuant to Clause 4.6, at any time post any takeover or merger on the same terms and conditions contained in this Agreement but pursuant to a new Convertible Note to be issued by ANDES 2 Inc as set out in Appendix Abut subject to any adjustment required pursuant to Clause 4.6.

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"Conversion Notice" means the notice provided by the Noteholder to the Company in accordance with Clause 4.1 and which is substantially in the form of Annexure A;

"Convertible Note" means the convertible note issued by the Company under these Conditions which is outstanding;

"Corporations Act" means the Corporations Act 2001 (Cth);

"Encumbrance" includes any mortgage, pledge, charge, lien, assignment, hypothecation, security interest, title retention, preferential right or trust arrangement and any other security agreement or arrangement of any kind given or created, in each case, by way of security;

"Event of Default" each of the following events is an Event of Default:

(a)         (unremedied default in payment) if the Company makes default in the payment of the Redemption Amount, any interest payable on the Convertible Note or any other moneys payable to the Noteholder under these Conditions and that default continues unremedied by the Company for a period of 7 days after demand for those moneys is made by the Noteholder;

(b)         (unremedied material breach) if the Company commits a material breach of a covenant, condition or obligation imposed on it by these Conditions and that breach has not been remedied within 21 days of receiving notice of the breach from the Noteholder requiring that breach to be remedied;

(c)         (winding up) if an order is made for the winding-up or dissolution of the Company or a resolution is effectively passed by the Company for the winding up or dissolution of the Company (otherwise than for the purpose of a reconstruction or amalgamation which has the prior written consent of the Noteholder);

(d)         (insolvency) if the Company is or becomes unable to pay its debts when they are due within the meaning of the Corporations Act or is presumed to be insolvent under the Corporations Act;

(e)         (receiver) a receiver, receiver and manager, trustee, administrator, other Controller (as defined by the Corporations Act) or similar official is appointed over any of the assets or undertaking of the Company and is not removed within 10 Business Days; and

(f)         (deregistration) a notice under section 601AB of the Corporations Act is given to, or an application under section 601AA is made by, or in respect of the Company; and

(g)         (Change of Management) any material change to the composition of the board of directors or senior management of the Company prior to the Maturity Date. Notwithstanding the foregoing, change of control of the Company shall not be an event of default if the majority of Noteholders' consent in advance to any material management team changes, and such consent shall not unreasonably be withheld;

"Maturity Date" in relation to a Convertible Note means the first to occur of:

(a)         a Conversion Date; or

(b)         30 June 2018;

"Nominated Date" means the date the Convertible Note is issued to the Noteholder;

"Noteholder" in relation to a Convertible Note means the person entered in the Register as the holder of the Convertible Note;

"Principal Amount" means the principal amount outstanding from time to time under the Convertible Note;

"Redemption Amount" of the Convertible Note means the face value of the Convertible Note;

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"Redemption Event" means an event specified in clause 3.1;

"Register" means a register of the holder of the Convertible Note;

"Related Bodies Corporate" has the meaning given to that term in the Corporations Act;

"Share" means a fully paid ordinary share in the capital of the Company;

"Specified Office" means the registered office of the Company or such other office advised by the Company to the Noteholder from time to time; and

"Voting Share" has the meaning given to that expression in section 9 of the Corporations Act.

Execution

Executed as a Deed

Signed Sealed and Delivered by MARIPOSA HEALTH LIMITED ACN 134 154 680 in accordance with Section 127 of the Corporations Act 2001 (Cth)

Director

KEVIN MARTIN LYNN

Name of Director

28 JANUARY 2015

Date

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ANNEXURE A

MARIPOSA HEALTH LIMITED

ABN 134 154 680

CONVERSION NOTICE

APPLICATION TO CONVERT UNLISTED CONVERTIBLE NOTES

Convertible Note Holders Name and Address

To the Directors, Mariposa Health Limited

I/We hereby convert______________________ notes(s) into Ordinary Shares of Mariposa Health Limited Note: Conversions must be in whole or in multiples of not less than 10,000.

I/We request that you allot me the appropriate number of shares and I/we agree to accept that number of shares on the terms and conditions of the Convertible Note and the Constitution of the Company, and I/we authorise you to place my/our name on the register.

I/We must not offer any of the shares issued to me/us, for sale to any person ("Secondary Offer") within 12 months from the date of issue of those shares unless:

(i)	the Secondary Offer does not require disclosure as a result of sections 707 or 708 of the Corporations Act (excluding section 708(1) of the Corporations Act);
(ii)	the Secondary Offer does not require disclosure as a result of section 708A or ASIC Class Order 04/671 or any variation or replacement of such Class Order;
(iii)	the Secondary Offer is made pursuant to a disclosure document in accordance with the Corporations Act; or
(iv)	the Secondary Offer is received by a person outside Australia.

For the avoidance of doubt, paragraph (iii) above does not create any obligation on the Company to issue a disclosure document (whether at its cost or otherwise).

Sign Here – This section must be signed for your instructions to be executed

I/We authorise you to act in accordance with my/our instructions set out on in this notice.

Individual or Securityholder 1	Securityholder 2	Securityholder 3

Director	Director/Company	Sole Director and
	Secretary	Sole Company Secretary

Dated:

Note: when signed under Power of Attorney, the attorney states that they have not received a notice of revocation and a certified copy of the Power of Attorney accompanies this conversion notice.

Summary of major terms:

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Issue Price/Face Value:	A$1.00 per convertible Note.

Subscription Immediately:	55,000 Notes (A$55,000.00).

Subscription – 7 days:	45,000 Notes (A$45,000.00).

Interest:	15% p.a., payable three-monthly in arrears.

Maturity Date:	30 June 2018.

Prepayments:	The Issuer can elect to prepay the Notes in full, plus interest accrued, at any time, subject to the giving of 10 days’ notice.

Conversion:	The Noteholder may elect to convert the Convertible Note at any time from the Nominated Date to the Maturity Date, subject to compliance with paragraph 4.1 (e) on the following basis;

(i) at any time prior to any takeover or merger - the deemed issue price equal will be equal to AUD 15 cents per share in Mariposa Health Limited, save that, subject to any adjustment required pursuant to Clause 4.6,

(ii) at any time post any takeover or merger – on the basis of a the Directors of Mariposa Health Limited on taking Board control of ANDES 2 Inc. will execute a new Convertible Note as set out in Appendix A.

save that, it is subject to Board approval and to any adjustment required pursuant to Clause 4.6.

Governing Law:	Laws of New South Wales, Australia.

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